Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES FIRST QUARTER, 2015 FINANCIAL AND OPERATING RESULTS

AND CONFERENCE CALL INFORMATION

HOUSTON, April 22, 2015 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended March 31, 2015.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended March 31, 2015, was $82.4 million compared to $102.6 million for the three months ended March 31, 2014. Consolidated revenue for the three months ended March 31, 2015, decreased $20.2 million, or 19.7%, relative to the comparable period of 2014. The decrease in revenue was driven by the steep decline in oilfield activity as indicated by the 25.5% decline in the average North American rig count.

For the three months ended March 31, 2015, the Company reported a net loss of $1.5 million, or $0.03 per common share (fully diluted), compared to net income of $12.0 million, or $0.22 per common share (fully diluted) for the same period in 2014.

A portion of the loss – approximately $0.01 per share – is related to a settlement with the United States Environmental Protection Agency (“EPA”) concerning alleged violations of federal hazardous waste regulations at the Company’s FC Pro specialty chemical blending facility in Waller, Texas. Specifically, the EPA alleged that FC Pro failed to comply with certain notification, operating, and reporting requirements applicable to generators of hazardous waste. FC Pro has resolved the alleged violations pursuant to a consent agreement and final order under which it did not admit or deny the allegations and agreed to pay an administrative penalty of $410,868 as well as certain other actions. The alleged violations involved procedural and registration issues and did not include any disposition or storage of hazardous materials. The alleged violations largely occurred before Flotek acquired FC Pro, a division of Florida Chemical, in May, 2013. The amount of the civil penalty has been recorded as selling, general and administrative expense during the three months ended March 31, 2015.

“While we are disappointed in our first quarter results and are laser-focused on identifying best practices that will further improve our business, the rapid deterioration in oilfield activity was the primary contributor to both the decline in overall activity and resulting pricing pressures,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek. “That said, regardless of the cyclical pressures, leadership is about finding opportunities in all market environments and that is what Flotek intends to do as we continue our quest to be the premier oilfield technology company in North America and create best-in-class value for our stakeholders. We will focus on sizing our business appropriately to meet today’s challenges without sacrificing tomorrow’s opportunities, continue to protect our top-tier cash generation and balance sheet to ensure we are ready to grow as the cycle turns the corner, and work tirelessly to remain a leader in oilfield innovation as we continue to grow our market share in our core chemistry business, even in this most challenging environment.”

Chisholm added, “Even as we approach the nadir of the cycle, we see plenty of opportunities to gain new customers for our cutting-edge technologies, especially our hallmark suite of Complex nano-Fluid® completion chemistries. Whether with our service company partners or our direct exploration and production clients, we continue to make solid progress in expanding our customer base with over three-dozen validations in the pipeline. In addition, our focus on restimulation and remediation is yielding solid results, validating our premise that the use of CnF® chemistry in the secondary completion process can significantly enhance productivity at a fraction of the cost of an expensive refracturing effort.”

“That said, we will never underestimate the work ahead of us as we continue to evangelize about the compelling benefits of Flotek’s Complex nano-Fluid® chemistries in unconventional well completions,” Chisholm concluded. “While the use of FracMaxTM continues to have a marked impact on sales, we know the road ahead will not be exactly straight and we must remain acutely focused on building our empirical data base supporting the efficacy of our world class chemistry. More exploration and production companies than ever now know of and understand the substantial economic gains that result from the use of Flotek’s CnF® completion chemistries. With FracMax, we expect that message to proliferate at a quickened pace over the course of the next year.”

Operational Highlights

While the decline in oilfield activity created challenges for Flotek as well as the energy services industry, the Company continued to make progress in penetrating new markets and customers with its proprietary, patented Complex nano-Fluid® suite of completion chemistries.

Flotek’s success in penetrating new markets is no better illustrated by the nearly 30 new validations that were initiated in the first quarter, nearly double the number started in the first half of 2014. Given the arrested level of overall drilling and completion activity in the quarter, the continued strength in validations shows operators’ interest in applying proven technology to improve efficiency and productivity of limited wells in a more challenging price environment.

“The power of FracMax™ combined with the efforts of our sales and marketing team with E&P companies, the ultimate beneficiaries of our chemistry technology, led to continued growth in new customers in the first quarter, even with the severe headwinds in the industry,” added Chisholm. “With now over 40 active validations and over 230 unique beneficiaries of our advanced completion chemistry technology, CnF® is certainly much more than a science project; it is a proven method to maximize productivity and improve returns on investment for E&P companies interested in optimizing value.”

In addition, during the quarter, Flotek expanded the use of CnF® in restimulation projects. The Company is actively working directly with a number of companies to design and execute restimulation projects that use higher concentrations of CnF® in conjunction with coiled-tubing and pumping units to revitalize production in maturing unconventional wells.

“We are very excited about the opportunity to play a significant role in the secondary stimulation of the growing number of unconventional wells that are searching for cost effective ways to boost production,” added Chisholm.

“Working directly with E&P companies to design programs that – short of a full refracturing process – revitalize production has shown signs of early success, returning wells to as much as 80% of the initial production rates. Given the current commodity price environment, we believe our restimulation process is an efficient way to improve production at a fraction of the cost of a primary completion or complete refrac.”

Earlier this month, the Company announced a partnership with Solazyme, a leading biotechnology concern, to jointly develop and market an advanced drilling fluid additive, Flocapso™, that meaningfully improves the fluid lubricity and stability in challenging formations. The fluid is designed to allow the use of water-based drilling fluids in place of more costly and invasive oil-based systems. Flocapso is being used commercially both domestically and internationally, including in a new, multi-well project in Columbia. It is also being evaluated by a major national oil company in the Middle East. Flocapso™ combined the Company’s Complex nano-Fluid® chemistries with Solazyme’s Encapso™ lubricity fluid additive. In addition, Flotek and Solazyme entered into an agreement whereby Flotek will exclusively distribute Encapso™ in certain Middle Eastern markets.

“Our agreement with Solazyme is another example of our focus on creating linkages with leading technology companies to create a platform that offers leading-edge solutions to the drilling, completion and production challenges of our clients,” added Chisholm. “We are very excited about working with Solazyme and broadening our technology offerings in the drilling segment of the industry. The Solazyme relationship also supports our commitment to grow internationally, especially in the Middle East where we continue to make progress with multiple initiatives across the region.”

The Company’s Downhole Technologies business, which is most closely linked to North American drilling activity, was significantly impacted by the sharp reduction in the rig count. As a result, the Company focused on maintaining market share in its differentiated product offerings such as Teledrift® and Stemulator™. In addition, Flotek focused on segment efficiencies which resulted in the consolidation of certain field locations, tight expense controls and overall reduction in segment headcount of approximately 16%.

“There is little question that the downturn in oilfield activity had a significant impact on our drilling technologies business,” said Chisholm. “However, through carefully managing expenses, showcasing our key technologies and working hard with our customers to meet their needs in a challenging environment, we believe the business functioned much better than it had in previous downturns. We will continue to aggressively pursue efficiencies, focus on our products that are differentiated by technology and consider other actions to make certain this business is structured appropriately given the current operating environment.

Teledrift® continues to gain traction in international markets as revenue increased approximately 45% in the first quarter of 2015 when compared to year-ago activity. We continue to gain momentum in several regions of the world, including the Middle East where we are beginning our second trial in Egypt which we believe will lead to long-term opportunities.

Flotek’s Production Technologies segment continues to see success from its recent repositioning. In the quarter, the Company purchased International Artificial Lift, LLC (“IAL”), a Texas-based provider of patented hydraulic lift systems and supporting equipment. The Company believes IAL created a number of new opportunities for the Company in both domestic and international markets, especially Central and South America.

Financial Update

A complete review and discussion of the Company’s quarter-end financial performance and position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended March 31, 2015 was $3.1 million compared to $23.1 million for the three months ended March 31, 2014.

The Company recorded stock-based compensation expense during the quarter of $3.5 million ($2.3 million, net of tax at 35%). That compares to stock-based compensation expense in the first quarter of 2014 of $2.3 million ($1.5 million, net of tax at 35%).

A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

During the three months ended March 31, 2015, Flotek generated $6.5 million in cash flow from operations, net of $4.9 million in payment of employee incentive awards (earned and accrued during 2014) and $4.3 million in seasonal inventory build within the Consumer and Industrial Chemistry Technologies segment. Adjusting for these items, the Company generated over $1 million per week during the first quarter – consistent with its historical cash generation profile.

Operating cash flows and proceeds from routine asset sales were utilized to fund capital expenditures of $5.6 million and acquisition of substantially all of the assets of International Artificial Lift LLC. Capital expenditures were largely focused on completion of projects initiated in 2014.

Net borrowings of $4.0 million during the quarter were used primarily to repurchase shares of common stock on the open market for $2.7 million and $1.0 million to purchase treasury stock related to tax withholdings from the vesting of employee share-based awards. During the first quarter, the company repurchased 180,190 shares of its common stock at an average price of $14.71 per share.

Cash balances increased by $1.2 million during the first quarter of 2015.

Inventories were $98.2 million as of March 31, an increase from $86.0 million as of December 31, 2014.

Outstanding receivables, net as of March 31, 2015, were $56.0 million, compared to $78.6 million as of December 31, 2014. The Company’s allowance for doubtful accounts represented 1.5% of receivables at March 31, 2015.

Despite the deteriorating economic conditions, the Company’s receivable days sales outstanding remained within historical ranges at 61 days. We continue to keep a close eye on customer payment habits, particularly among smaller North American customers, but during the first quarter we did not experience any significant deterioration among that customer base.

Depreciation and amortization expense for the three months ended March 31, 2015, increased by $0.4 million, excluding depreciation and amortization included in cost of sales.

Interest and other expense increased $0.2 million for the three months ended March 31, 2015 as compared to the same periods of 2014.

The Company recorded an income tax benefit of $0.4 million, yielding an effective tax rate of 21.1% for the three months ended March 31, 2015, compared to an income tax provision of $6.4 million reflecting an effective tax rate of 34.7% for the comparable period in 2014. The reduction in the effective tax rate is primarily attributable to the mix of pre-tax profit and loss between domestic and international taxing jurisdictions.

Segment Details

Energy Chemistry Technologies segment reported revenue of $46.6 million for the three months ended March 31, 2015. Energy Chemistry Technologies revenue for the three months ended March 31, 2015, decreased $15.7 million, or 25.2%, relative to the comparable period of 2014. This reduction in revenue virtually mirrored the decrease in the average North American active drilling rig count of 25.5% over the comparable periods. While eroding market conditions are the primary driver of the revenue decrease, Flotek has aggressively pursued strategic relationships with existing customers and has continued to promote the benefits of CnF® in completions and restimulation efforts by leveraging the quantitative evidence validated through the FracMax™ analytical platform. These strategic sales and marketing efforts are ensuring that Flotek remains a leader in the energy chemistry industry and is poised to take advantage of any market recovery.

Income from operations for the Energy Chemistry Technologies segment of $6.8 million decreased $14.8 million, or 68.5%, for the three months ended March 31, 2015, relative to the comparable period of 2014. The decrease in income from operations is primarily attributable to the decrease in gross margin, increased headcount throughout 2014 in the sales organization in pursuit of growth opportunities, and in Research & Innovation, related to new product development and increased demand for existing product support, and a civil penalty related to an environmental matter. During the three months ended March 31, 2015, the Energy Chemistry Technologies segment implemented cost control measures, including a 10% decrease in compensation and benefits associated with headcount reductions to more closely align the segment staffing with current market conditions.

Drilling Technologies revenue of $18.7 million for the three months ended March 31, 2015, decreased $6.2 million, or 24.9%, relative to the same period in 2014, primarily due to a decrease in actuated tool rentals, Teledrift® tool rentals, and decreases in float and motor equipment product sales.

Rental revenue for the three months ended March 31, 2015, decreased by $2.0 million, or 14.6%, compared to the same period of 2014. The decrease can be attributed to a decline in actuated tool rental orders and a reduction in Teledrift® tool rental jobs which was due to the drop in the U.S. rig count in the first quarter. Pricing pressure in the market also caused decreased average revenue per job.

Product sales revenue for the three months ended March 31, 2015, compared to the same period of 2014, decreased by $2.7 million, or 35.7%, due to decreased float equipment, centralizers and motor part sales.

Service revenue for the three months ended March 31, 2015, decreased $1.5 million, or 42.8%, compared to the same period of 2014. The decrease in service revenue was primarily related to decreased Teledrift® service charges and fees.

Drilling Technologies income from operations for the three months ended March 31, 2015, declined by $4.0 million, compared to the same period of 2014. Reduced revenue from lower volumes and pricing, plus fixed depreciation and amortization costs negatively impacted operating income which was partially offset by cost control measures put in place during the first quarter including a 16% reduction in headcount, consolidation of select locations and other direct expense controls.

Revenue for the Production Technologies segment of $3.6 million for the three months ended March 31, 2015, increased by $1.3 million, or 57.6%, from the same period in 2014 due to increased sales of rod pump equipment from a new location opened in the third quarter of 2014.

Production Technologies income from operations decreased by $0.5 million, for the three months ended March 31, 2015, compared to the same period in 2014. The decline was due to expense associated with selling and R&I activities as the segment continues to position itself for growth opportunities in the market. These activities include preparing new product and service offerings to be introduced in 2015, including those associated with the International Artificial Lift acquisition in January 2015 which are in the process of being introduced commercially.

CICT reported revenue of $13.5 million for the three months ended March 31, 2015. CICT revenue for the three months ended March 31, 2015, increased $0.4 million, or 3.3%, compared to the same period in 2014, primarily due to increased terpene prices between the two periods.

Income from operations for the CICT segment of $2.4 million remained relatively flat for the three months ended March 31, 2015 compared to the same period of 2014.

Second Quarter Outlook

“While our lenses are clouded when it comes to short-term commodity price direction and, as a result, activity forecasts, we believe we are well positioned to take advantage of opportunities as they present themselves,” said Chisholm. “The second quarter always presents challenges for Flotek and other industry participants with Canadian break-up and a moderation in activity during April and May. However, as we work through the cyclical trough, we are well positioned with a strong financial profile that will allow us to be flexible, consider opportunities with a continued focus on long-term growth and will continue to work each day to create value for our stakeholders. We are enthused about the continued growth in CnF® validations and market penetration, believe the restimulation market holds great promise and look forward to new opportunities that result from the inevitable shuffling that occurs as the industry emerges from the depths of the current cycle.”

Conference Call Details

Flotek will host a conference call on Thursday, April 23, 2015, at 8:00 a.m. EDT to discuss its operating results for the three months ended March 31, 2015.

To participate in the call, participants should dial 800-895-5087 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

	Three Months Ended
	3/31/2015	3/31/2014
	(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$(1,515)	$12,018
Interest Expense	407	454
Income Tax (Benefit) Expense	(406)	6,380
Depreciation and Amortization	4,570	4,219

EBITDA (Non-GAAP)	$3,056	$23,071

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,462	$2,334
Less income tax effect at 35%	(1,212)	(817)

Stock Compensation Expense, net of tax	$2,250	$1,517

Weighted Average Shares Outstanding (Fully Diluted)	54,448	55,398

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.03

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	Three Months Ended
	3/31/2015	12/31/2014
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,499	$1,266
Accounts receivable, net of allowance for doubtful accounts of $851 and $847 at March 31, 2015 and December 31, 2014, respectively	56,011	78,624
Inventories	98,162	85,958
Deferred tax assets, net	1,799	2,696
Other current assets	9,275	11,055

Total current assets	167,746	179,599
Property and equipment, net	88,239	86,111
Goodwill	72,820	71,131
Deferred tax assets, net	13,486	12,907
Other intangible assets, net	72,716	73,528

TOTAL ASSETS	$415,007	$423,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,427	$33,185
Accrued liabilities	7,651	12,314
Income taxes payable	1,755	1,307
Interest payable	106	93
Current portion of long-term debt	24,417	18,643

Total current liabilities	62,356	65,542
Long-term debt, less current portion	23,613	25,398
Deferred tax liabilities, net	23,297	25,982

Total liabilities	109,266	116,922

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 55,154,224 shares issued and 53,429,599 shares outstanding at March 31, 2015; 54,633,726 shares issued and 53,357,811 shares outstanding at December 31, 2014	6	5
Additional paid-in capital	259,139	254,233
Accumulated other comprehensive income (loss)	(742)	(502)
Retained earnings	51,247	52,762
Treasury stock, at cost; 704,350 and 449,397 shares at March 31, 2015 and December 31, 2014, respectively	(4,267)	(495)

Flotek Industries, Inc. stockholders’ equity	305,383	306,003
Noncontrolling interests	358	351

Total equity	305,741	306,354

TOTAL LIABILITIES AND EQUITY	$415,007	$423,276

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended
	3/31/2015	3/31/2014
	(in thousands, except per share data)
Revenue	$82,373	$102,575
Cost of revenue	55,846	58,894

Gross margin	26,527	43,681

Expenses:
Selling, general and administrative	23,888	21,572
Depreciation and amortization	2,676	2,285
Research and development	1,252	1,026

Total expenses	27,816	24,883

Income (loss) from operations	(1,289)	18,798

Other income (expense):
Interest expense	(407)	(454)
Other income (expense), net	(225)	54

Total other income (expense)	(632)	(400)

Income (loss) before income taxes	(1,921)	18,398
Income tax benefit (expense)	406	(6,380)

Net income (loss)	$(1,515)	$12,018

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.03)	$0.22
Diluted earnings (loss) per common share	$(0.03)	$0.22
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,448	53,948
Weighted average common shares used in computing diluted earnings (loss) per common share	54,448	55,398